Exhibit 10.q

LIMITED PARTNERSHIP AGREEMENT

of

FLEET CREDIT CARD SERVICES, L.P.

Dated as of May 26, 1998

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10.15 Counterparts	36

10.16 Severability	36

10.17 WAIVER OF JURY TRIAL	36

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LIMITED PARTNERSHIP AGREEMENT

     THIS LIMITED PARTNERSHIP AGREEMENT is made as of the 26 day of May, 1998, for good and valuable consideration, by the Initial Partners (as defined herein).

BACKGROUND

     A. The Initial Partners are the members of Fleet Credit Card, LLC, a limited liability company formed under the laws of the State of Rhode Island (the “LLC”).

     B. The Initial Partners desire to form a limited partnership under the Act for the purpose of succeeding to the Business of, and the assets and liabilities of, the LLC upon the terms and conditions set forth herein.

     C. The LLC shall be merged with and into the Company (the “Merger”), with the Company being the surviving entity in such Merger.

     D. To effectuate the intentions of the parties, the parties now desire to set forth their agreement with respect to the limited partnership pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	SECTION 1 — DEFINITIONS. For the purposes of this Agreement:

          1.1 “Act” means the Rhode Island Limited Partnership Act, as amended from time to time, except that it shall not include any provision thereof adopted after the date hereof that would only be applicable to the Company absent a provision in this Agreement to the contrary unless such provision is approved by the General Partner.

          1.2 “Additional Capital Contributions” means any contributions to the capital of the Company made by any Partner after the date hereof pursuant to Section 3.2 or Section 3.5, other than the Initial Capital Contributions made by an Initial Partner pursuant to Section 3.1.

          1.3 “Adjusted Capital Account Deficit” shall mean, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year and after giving effect to the following adjustments:

               (a) credit to such Capital Account any amounts which such Partner is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2) (ii) (c) of the Regulations or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g) (l) and 1.704-2 (i) (5) of the Regulations; and

               (b) debit to such Capital Account the items described in Sections 1.704-1(b)(2) (ii)(d)(4), 1.704-1(b)(2) (ii)(d)(5) and 1.704-1(b)(2) (ii)(d)(6) of the Regulations.

     1.4 “Advanta” means Advanta Corp., a Delaware corporation.

     1.5 “Advanta Credit Card Business” means the Business contributed by Advanta and its Affiliates to the LLC and its Affiliates pursuant to the Contribution Agreement.

     1.6 “Advanta Partner” means Advanta and each Partner which is an Affiliate of Advanta or an assignee of Interests of an Advanta Partner who becomes a Partner in accordance with the terms of this Agreement.

     1.7 “Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such Person. As used in this definition, the term “control” means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

     1.8 “Agreement” means this Limited Partnership Agreement, as it may be amended, modified, supplemented or restated from time to time.

     1.9 “Base Operating Earnings” means the pre-tax operating earnings of the Business (as operated by the Company and the LLC, as the Company’s predecessor) determined in accordance with generally accepted accounting principles, consistently applied.

     1.10 “Book/Tax Differential” shall mean the sum of (i) the difference between the financial statement value of the Company Contributed Assets and Company Transferred Liabilities (as such terms are defined in the Contribution Agreement) as provided on the Closing Balance Sheet delivered to the LLC pursuant to the Contribution Agreement and the federal income tax adjusted basis of such assets and liabilities as of the Closing Date (as provided on Schedule 3.1 attached to the Limited Liability Agreement of the LLC) and (ii) the $44,261,000 of insurance deferred acquisition costs; provided, however, that the Book/Tax Differential shall be adjusted as appropriate, to take into account adjustment to the income tax basis of the Company Contributed Assets or Company Transferred Liabilities determined as of the Closing Date to the extent of adjustments by the Internal Revenue Service.

     1.11 “Business” means the operation of a credit card lending business, including, without limitation, the origination and servicing of consumer credit cards, the determination of creditworthiness of consumer credit card account customers, the extension of credit to consumer credit card account customers and the maintenance of consumer credit card accounts and collection of receivables with respect thereto, anywhere in the world, and to do any and all things necessary to, convenient or, incidental to that purpose.

     1.12 “Capital Account” shall mean, with respect to any Partner, the capital account established and maintained pursuant to Section 3.3.

     1.13 “Capital Contribution” shall mean, with respect to any Partner, the aggregate amount of money, and the initial Gross Asset Value of any property or asset contributed or deemed contributed to the Company, net of liabilities assumed by the Company in connection with such contribution or as to which such property or asset is subject when contributed, as set forth on Schedule A hereto. In the case of a Partner that acquires an Interest in the Company by virtue of an assignment or transfer in accordance with the terms of this Agreement, “Capital Contribution” means the Capital Contribution of such Partner’s predecessor to the extent relating to the acquired Interest.

     1.14 “Closing Date” shall mean February 20, 1998, the date the Limited Liability Company Agreement for the LLC was signed.

     1.15 “Company” means Fleet Credit Card Services, L.P., a Rhode Island limited partnership.

     1.16 “Company Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations.

     1.17 “Contribution Agreement” means the Contribution Agreement, dated as of October 28, 1997, by and between Advanta and Fleet.

     1.18 “Covered Person” means a Partner, any Affiliate of a Partner, any officers, directors, shareholders, partners or partners of a Partner or its respective Affiliates or any officers of the Company.

     1.19 “Depreciation” shall mean, with respect to any asset of the Company for any fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation shall mean “book” depreciation, cost recovery or amortization as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.

     1.20 “Distributable Cash Flow” means the amount of cash available for distribution by the Company as determined by the General Partner in its sole and absolute discretion.

     1.21 “Fleet” means Fleet Financial Group, Inc., a Rhode Island corporation.

     1.22 “Fleet Partner” means Fleet and each Partner which is an Affiliate of Fleet or any assignee of Interests of a Fleet Partner who becomes a Partner in accordance with the terms of this Agreement.

     1.23 “General Partner” shall initially mean Fleet Credit Card Holdings, Inc., a Delaware corporation, and shall include any other Person that becomes a general partner of the Company.

     1.24 “Gross Asset Value” shall mean, with respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes, except as follows:

               (a) the initial Gross Asset Value of any asset (other than cash) contributed or deemed contributed to the Company shall be (i) in the case of any asset transferred to the Company by operation of law as a result of the Merger, the gross asset value assigned to such asset by the LLC immediately prior to the Merger and (ii) in the case of any other asset hereafter contributed by a Partner, the gross fair market value of such asset at the time of its contribution as reasonably determined by the General Partner;

               (b) if the General Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times:

                    (i) immediately prior to a Capital Contribution (other than a de minimis Capital Contribution) to the Company by a new or existing Partner as consideration for a Company Interest;

                    (ii) immediately prior to the distribution by the Company to a Partner of more than a de minimis amount of Company property as consideration for the redemption of a Company Interest; and

                    (iii) immediately prior to the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;

               (c) the Gross Asset Values of Company assets distributed to any Partner shall be the gross fair market values of such assets as reasonably determined by the General Partner as of the date of distribution; and

               (d) the Gross Asset Value of any Company asset shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustment is taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that the Gross Asset Value shall not be adjusted pursuant to this paragraph to the extent that the General Partner reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

          At all times, the Gross Asset Value of an asset shall be adjusted by any Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss. Any adjustment to the Gross Asset Values of Company property shall require an adjustment to the Partners’ Capital Accounts.

     1.25 “Initial Capital Contribution” means (i) as to each Partner executing this Agreement as of the Closing Date, the amount specified for that Partner as its Initial Capital Contribution (which amount shall equal the value of the interest in the LLC owned by such Partner at the time of the Merger), and (ii) in the case of new Partners admitted pursuant to Section 3.4, the Initial Capital Contribution established pursuant thereto.

     1.26 “Initial Partner” means any Person executing this Agreement as of the Closing Date as a Partner, such Initial Partners consisting of all of the members of the LLC.

     1.27 “Interest” means a Partner’s share of the capital, Net Income and Net Loss of, and the right to receive distributions from the Company.

     1.28 “Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute. All references to specific sections of the Internal Revenue Code shall be deemed to include any provisions of the Internal Revenue Code which replaces or supersedes the sections in effect at the time of execution of this Agreement.

     1.29 “Involuntary Withdrawal” means, with respect to any Partner, (i) the death, resignation, expulsion, bankruptcy or dissolution of such Partner as such events are construed in accordance with Section 7-13-23 of the Act or (ii) the obligatory withdrawal of such Partner caused by such Partner’s attempted Transfer of its Partnership Rights, collateral assignment, mortgage, pledge, lien encumbrance or placing of any other charge in violation of this Agreement. In the event of the Involuntary Withdrawal of a General Partner, its Interest shall be converted automatically to an Interest as a Limited Partner.

     1.30 “LLC” means Fleet Credit Card, LLC, a limited liability company formed under the laws of the State of Rhode Island.

     1.31 “Limited Partner” means any Person executing this Agreement as of the Closing Date as a limited partner as set forth on Schedule A and any Person who subsequently is admitted as a limited partner of the Company, in accordance herewith, but does not include any Person who has ceased to be a Limited Partner of the Company.

     1.32 “Merger” shall mean the merger of the LLC with and into the Company, with the Company being the entity surviving the merger.

     1.33 “Net Gains from Sales” means the first $10 million of Net Income recognized by the Company from the sale or other disposition of all or substantially all of the Company’s assets (other than in the ordinary course of its business) in excess of the cumulative sum of the Depreciation (accrued through the date of such disposition and after the Closing Date) attributable to the Company’s assets.

     1.34 “Net Income” or “Net Loss” shall mean, for each fiscal year or other applicable period, an amount equal to the Company’s net income or loss for such year or period as determined for federal income tax purposes by the Company’s accountants, determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments: (a) by including as an item of income any tax-exempt income received by the Company; (b) by treating as a deductible expense any expenditure of the Company described in Section 705(a)(2)(B) of the Code (including amounts paid or incurred to organize the Company (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of Interests and by treating deductions for any losses incurred in connection with the sale or exchange of Company property disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code); (c) in lieu of depreciation, depletion, amortization, and other cost recovery deductions taken into account in computing total income or loss, there shall be taken into account Depreciation; (d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis; and (e) in the event of an adjustment of the Gross Asset Value of any Company asset, which requires that the Capital Accounts of the Company be adjusted pursuant to Regulation Section 1.704-1(b)(2)(iv)(e), (f) and (m), the amount of such adjustment is to be taken into account as additional Net Income or Net Loss pursuant to Section 4.3. If an item of income, gain, loss or deduction has been allocated pursuant to the special allocation rules in Section 4.3.3, Section 4.4 or Section 4.6, Net Income or Net Loss shall be computed without regard to such item.

     1.35 “Non-Public Information” means information not in the public domain that is provided to a Partner in its capacity as a party to any Transaction Document.

     1.36 “Nonrecourse Deductions” shall have the meaning set forth in Sections 1.704-2(b)(1) and (c) of the Regulations.

     1.37 “Nonrecourse Liabilities” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

     1.38 “Partner” shall mean a General Partner or a Limited Partner of the Company.

     1.39 “Partner Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

     1.40 “Partnership Rights” means all of the rights of a Partner of the Company, including, without limitation, a Partner’s (i) Interest; (ii) right to inspect the Company’s books and records; and (iii) right to participate in the management of and vote on matters coming before the Company in accordance with this Agreement.

     1.41 “Partner Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

     1.42 “Percentage” means, as to a Partner, its percentage Interest set forth after the Partner’s name on Schedule A, as amended from time to time.

     1.43 “Person” means and includes an individual and any other entity including, but not limited to, a corporation, partnership, association, limited liability company, joint stock company, trust or estate.

     1.44 “Preferred Capital Contribution Amount” means the amount contributed to the capital of the Company by the Fleet Partners and designated by the General Partner as a preferred capital contribution having such rights, designations, preferences, qualifications, privileges, limitations and restrictions as shall be fixed from time to time by the General Partner.

     1.45 “Preferred Return” means a distribution computed with respect to the amount of the Preferred Capital Contribution Amount at such annual rate fixed by the General Partner at the time of the contribution of the Preferred Capital Contribution Amount to the Company.

     1.46 “Rhode Island Secretary of State” means the Secretary of State of the State of Rhode Island.

     1.47 “Regulations” or “Treasury Regulations” shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time. All references to specific sections of the Regulations shall be deemed to include any provisions of the Regulations which replace or supersede the sections in effect at the Closing Date.

     1.48 “Subsidiary” means, when used with reference to an entity, any corporation or other entity, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

     1.49 “Tax” or “Taxes” means any and all federal, state, county, provincial, local, foreign and other taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, estimated, capital, sales, use, ad valorem, property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, customs, duties or guaranty fund assessments, together with any interest, additions to tax or interest, and penalties with respect thereto imposed by any taxing or governmental authority.

     1.50 “Transaction Documents” mean the Contribution Agreement and all other ancillary agreements to be executed by Advanta and Fleet or their respective Affiliates in connection with the transactions contemplated by the Contribution Agreement.

     1.51 “Transfer” means, when used as a noun, any voluntary sale, exchange, disposition, assignment, or other transfer, and, when used as a verb, means voluntarily to sell, exchange, dispose of, assign or otherwise transfer. Transfer does not include collateral assignment, mortgage, pledge, lien, encumbrance or the placing of any charge or security interest.

     1.52 “US Dollars” or “US$” means the lawful currency of the United States of America.

     1.53 “Voluntary Withdrawal” means a Partner’s dissociation from the Company by means other than a Transfer of a Partner’s Partnership Rights or an Involuntary Withdrawal.

             In addition to the foregoing, the following terms are defined in the Section of this Agreement noted below:

Term	Section
Affected Gain	4.5.2
Chief Executive Officer	5.5
Claim	6.5.1
Damages	6.2
Dispute	10.1
Executive Officer	5.5
Extension	2.4
Indemnified Partner	6.5.1
Indemnifying Party	6.5.1
Initial Term	2.4
New Date	7.2.5
Notice	6.5.1
Permitted Partners	4.3.2
Regulatory Allocations	4.4.6
Restricted Sale Assets	5.7.3
Section 704(c) Tax Items	4.5.3
Tax Distribution Amount	4.1.4
Tax Items	4.5.1
Tax Loan	4.1.3
Tax Requirements	7.2.5

2. SECTION 2 — FORMATION OF THE COMPANY

     2.1 Formation. (i) The Initial Partners hereby confirm the formation of the Company as a limited partnership under and pursuant to the Act and all other pertinent laws of the State of Rhode Island on May ___,1998 by the filing of the Certificate of Limited Partnership, in the form attached hereto as Exhibit A, in the office of the Rhode Island Secretary of State. From and after the date hereof, this Agreement shall serve as the Limited Partnership Agreement of the Company. The parties hereto agree that the rights, duties and liabilities of the Initial Partners and any additional Partner admitted to the Company in accordance with the terms hereof, shall be as provided in the Act, except as otherwise provided herein.

          (ii) CT Corporation is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file, or to cause the execution, delivery and filing of, any amendments or restatements of the Certificate of Limited Partnership, any other certificates, notices, statements or other instruments (and any amendments or restatements thereof) necessary or advisable for the continuation of the Company or the operation of the Company in all jurisdictions where the Company may elect to do business, but no such amendment or restatement may be executed, delivered or filed unless adopted in a manner authorized by this Agreement.

     2.2 Name of the Company. The name of the Company is Fleet Credit Card Services, L.P. The Company shall do business under that name and under any other name or names upon which Fleet, or any Fleet Partner designated by Fleet, shall determine, in its sole discretion. Each of the Partners agrees to take any and all actions as may be required by law to have the LLC consent, in writing, to allow the Company to use such name as required by Section 7-13-2(3) of the Act. If the Company does business under a name other than Fleet Credit Card Services, L.P., then the Company shall file a trade name certificate as required by law. Each Partner hereby agrees to take any and all action as may be required to amend the Certificate of Limited Partnership to reflect any change in the name of the Company.

     2.3 Purpose. The Company is organized to engage in the Business. The Company may also engage in and carry on any lawful business, purpose or activity for which limited partnerships may be formed under the Act and shall possess and exercise all the powers and privileges granted to it by the Act, by any other law or by this Agreement, together with any powers incidental to the conduct, promotion and attainment of the business, purpose or activities of the Company, so far as such powers are necessary or convenient; provided, however, that the Company shall not engage in any activity other than activities that are part of, or incidental to, the business of banking and are permissible for an operating subsidiary of a national bank.

     2.4 Term. The term of the Company shall begin on the date of acceptance of the Certificate of Limited Partnership by the office of the Rhode Island Secretary of State and shall continue until December 31, 2027 (the “Initial Term”), subject to consecutive successive one (1) year extensions (each, an “Extension”) unless (a) its existence is sooner terminated pursuant to Section 8 of this Agreement or (b) at least 180 days prior to the end of the Initial Term or any Extension then in effect a Partner shall notify all other Partners of such Partner’s refusal to extend, in which case the term shall continue until the end of such Initial Term or Extension, as applicable. The existence of the Company as a separate legal entity shall continue until dissolution of the Company in the manner required by the Act.

     2.5 Principal Office. The principal office of the Company shall be located at 50 Kennedy Plaza, Providence, Rhode Island 02903 or at any other place which the General Partner may determine.

     2.6 Registered Agent. The name and address of the Company’s registered agent and office in the State of Rhode island shall be Edwards & Angell, 2700 Hospital Trust Tower, Providence, Rhode Island 02903. At any time, the Chief Executive Officer may designate another registered agent and/or registered office.

     2.7 Partners. The name, present mailing address, Initial Capital Contribution and Percentage of each Partner are set forth on Schedule A. The Chief Executive Officer, if any, or a designee of the Chief Executive Officer, shall be authorized and required to update from time to time as necessary to accurately reflect the information therein as known by the Chief Executive Officer, but no such update shall modify Schedule A in any manner inconsistent with this Agreement or the Act. Any amendment or revision to Schedule A made in accordance with this Agreement shall not be deemed an amendment to this Agreement for purposes of Section 10.12. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A, as amended and in effect from time to time.

     2.8 Scope of Authority. No Limited Partner shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of, any other Partner or the Company, and neither the Company nor any Partner shall be responsible or liable for any indebtedness or obligation of any other Partner or otherwise relating to the Company incurred or arising either before or after the execution of this Agreement, except as to those liabilities and obligations assumed by the Company pursuant to the terms of the Contribution Agreement, and the other Transaction Documents and those joint responsibilities, liabilities or obligations incurred after the date hereof pursuant to and as limited by the terms of this Agreement.

     2.9 Opening Balance Sheet; Tax Consequences of the Merger. The Initial Partners acknowledge that the Company’s opening balance sheet as of the Closing Date will be the same as the closing balance sheet of the LLC on the date of the Merger. The Initial Partners acknowledge that, for federal income tax purposes, the Company is treated as a continuation of the LLC under Section 708 of the Code and that the Merger has no effect on the adjusted income tax basis, Gross Asset Value or other tax attributes of any assets or liabilities of the Company. The federal, state and local income tax and other tax returns of the Company will be prepared in a manner consistent with the foregoing, except to the extent required by applicable law or regulation.

     2.10 Company Property. All property of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Partner, individually, shall have any direct ownership interest in such property.

3. SECTION 3 — PARTNERS; CAPITAL; CAPITAL ACCOUNTS

     3.1 Initial Capital Contributions of Initial Partners. At the time of the Merger, each of the Initial Partners shall be deemed to have made a capital contribution to the Company equal to the fair market value of its interest in the LLC. The Gross Asset Value to the Company and the federal income tax adjusted basis of such Initial Capital Contributions will be as set forth on Schedule B attached hereto.

     3.2 Additional Capital Contributions.

          3.2.1 Each Partner may, upon request of the General Partner, elect to contribute to the Company, in cash or other property, as determined by the General Partner, all amounts that, in the judgment of the General Partner, are necessary to enable the Company to cause the assets of the Company to be properly operated and maintained and to discharge its costs, expenses, obligations and liabilities; provided, however, that no Advanta Partner shall be required to make any Additional Capital Contributions; provided, further, however, that no Fleet Partner will, be able to make an Additional Capital Contribution if such contribution would violate the provisions of Section 5.7.1. The General Partner shall notify such Partner or Partners as the General Partner, in its sole discretion, elects of the need for voluntary Additional Capital Contributions when appropriate.

          3.2.2 Each Additional Capital Contribution made by a Partner shall cause an increase in such Partner’s Capital Account and an adjustment to such Partner’s and each other Partner’s Percentage; provided, however, that the aggregate Percentage of all Advanta Partners shall be no less than one percent (1%) throughout the entire term of this Agreement.

          3.2.3 Except as provided in this Agreement, a Partner shall not be entitled to a withdrawal or a return of any part of its Capital Contributions, interest on its Capital Contributions or to receive property or assets other than cash in return thereof.

          3.2.4 Except as otherwise provided in this Agreement, no Partner shall be entitled to priority over any other Partner with respect to a return of its Capital Contributions, to the property and assets of the Company or to allocations of income, gains, losses, deductions, expenses, obligations, liabilities, credits or distributions.

          3.2.5 No Partner with a deficit balance in its Capital Account shall have any obligation to the Company, to any other Partner or to any third party to restore the deficit balance, except as expressly provided herein and except to the extent required by the Act.

     3.3 Capital Accounts. The Company will maintain a capital account (the “Capital Account”) for each Partner. The initial value of the Capital Account of each Initial Partner shall be equal to its Initial Capital Contribution. Each Partner’s Capital Account shall be (i) increased by (A) any Additional Capital Contributions made by such Partner, (B) the share of Company Net Income allocated to such Partner and any income allocated pursuant to Section 4.3.3, 4.4, and Section 4.6 and (C) the amount of liabilities of the Company assumed by such Partner or that are secured by any Company assets distributed to such Partner and (ii) decreased by (A) the amount of cash and the Gross Asset Value of any Company assets distributed to such Partner, (B) the share of Company Net Loss allocated to such Partner and (C) the amount of liabilities of the Partner assumed by the Company or that are secured by any assets contributed to the Company by such Partner. In the event that an Interest is transferred in accordance with this Agreement, the Capital Account of the transferor (at the time of such transfer) shall carry over to the transferee; provided, however, that if any Partner transfers less than its entire Interest in the Company, the transferor’s Capital Account shall be allocated pro rata to the Interest retained by the transferor and the Interest transferred. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations, and the provisions hereof shall be interpreted and applied in a manner consistent therewith.

     3.4 Additional Partners. Additional Persons may be admitted to the Company as Partners and Partnership Rights may be created and issued to those Persons and to existing Partners upon the approval of the General Partner and on such terms and conditions as the General Partner may determine at the time of admission. The terms of admission or issuance must specify the Percentage, the amount of such Partner’s Initial Capital Contribution and any priority applicable thereto. At the time of admission, each new Partner shall agree in writing to be bound by the terms of this Agreement and shall make the applicable representations and warranties contained in the Contribution Agreement.

     3.5 Preferred Capital. Additional Capital Contributions may be made in the form of Preferred Capital Contribution Amounts having such rights, designations, preferences, qualifications, privileges, limitations and restrictions as shall be fixed from time to time by the General Partner.

4. SECTION 4 — PROFIT, LOSS AND DISTRIBUTIONS

     4.1 Distributions of Distributable Cash Flow- Tax Withholding.

          4.1.1 Distributable Cash Flow may be distributed from time to time in the discretion of the General Partner in proportion to the Partners’ Percentages.

          4.1.2 The Company shall pay to the Fleet Partners, in the aggregate, at least annually, a distribution equal to the amount of the Preferred Return.

          4.1.3 Notwithstanding any other provision of this Agreement, the Company shall withhold and deposit, as required under applicable law, all withholding taxes imposed with respect to allocation of Net Income (or items thereof) or distributions made to the Partners. Such amounts shall be treated as a distribution to such Partner for all purposes of this Agreement. To the extent that the amount treated as a distribution pursuant to this Section 4.1.3 exceeds the amount which would otherwise be distributed to such Partner under all of the provisions of Section 4.1 for the entire fiscal year, such excess shall be treated as a loan from the Company to the Partner (a “Tax Loan”) which shall be repaid within thirty days after the close of the fiscal year.

          4.1.4 Notwithstanding any other provision of Section 4.1, with respect to any fiscal quarter of the Company in which a Partner would be allocated taxable income for federal, state and local income tax purposes if such fiscal quarter were a separate taxable year (and for this purpose all items of income, gain, loss or deduction required to be separately stated pursuant to Section 703 of the Code shall be included in this calculation of taxable income (other than the amount, if any, by which capital losses exceed capital gains)) the Company shall distribute to each such Partner, within 10 days after the close of such fiscal quarter, the amount determined by multiplying the Partner’s share of the Company’s taxable income (computed as set forth in this sentence) by the highest composite federal, state and local income tax rate applicable to all of the Partners (the “Tax Distribution Amount”); provided, however, that with respect to the fourth quarter of each fiscal year of the Company the distribution shall be made 20 days prior to the close of the fiscal quarter based on an estimate of the taxable income, if any, for such quarter; and provided, further, that within 120 days after the close of the fiscal year, a final calculation of such Partner’s share of the taxable income of the Company for its entire fiscal year shall be made and if the sum of the Tax Distribution Amounts to such Partner made for each fiscal quarter differs from the Tax Distribution Amount calculated based on such final determination of the entire fiscal year’s taxable income, the difference shall be distributed to the Partner or paid by such Partner to the Company, as the case may be. If there is a subsequent increase in a Partner’s share of taxable income for any fiscal period (as a result, for example, of an audit by a governmental unit), the Company shall distribute an amount to such Partner sufficient for such Partner to make any payment of Taxes, interest, penalties, or additions to Tax, actually due and owing, by reason of such increase in a Partner’s share of the Company’s taxable income; provided, however, that no increase in the amount of the Tax Distribution shall be made as a result of an increase in Tax arising out of the transactions effected by the Contribution Agreement. It is further understood by the Partners that the Tax Distribution made pursuant to this Section 4.1.4 is being made in lieu of the distribution of the income or gain from which such Tax arises. Accordingly, to the extent that a distribution of income or gain is made to any Partner pursuant to any other provision of Section 4.1, the amount of such distribution or the amount of this Tax Distribution, as the case may be, shall be decreased to take into account the fact that the Partner has received the income or gain which gives rise to the Tax.

     4.2 In-Kind Distributions. Except as otherwise provided in this Agreement, assets of the Company (other than cash) may be distributed in kind. If any assets of the Company are distributed to the Partners in kind, such assets shall be valued on the basis of the fair market value thereof on the date of distribution, and the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such property (that has not previously been reflected in the Capital Accounts of the Partners) would be allocated among the Partners if there were a taxable disposition of such property for its fair market value (taking into account Section 7701 (g) of the Code) on the date of distribution.

     4.3 Allocation of Net Income and Net Loss.

          4.3.1 Net Income. After giving effect to the special allocations set forth in Section 4.4, Section 4.3.3 and Section 4.6, Net Income for any fiscal year or other applicable period shall be allocated as set forth in this Section 4.3.1:

               (i) First, to the Fleet Partners until the cumulative Net Income allocated pursuant to this Section 4.3.1 (i) for the current and all prior periods equals the cumulative Net Loss allocated pursuant Section 4.3.2(ii) to such Partners;

               (ii) Second, to the Partners, until the cumulative Net Income allocated pursuant to this Section 4.3.1(ii) for the current and all prior periods equals the cumulative Net Loss allocated to such Partners pursuant to Sections 4.3.2 (i) and (iii) hereof for all prior periods among the Partners in the reverse order that such Net Loss was allocated pursuant to Sections 4.3.2(i) and (iii) hereof;

               (iii) Third, to the Partners, in proportion to their respective Percentages, until the cumulative sum allocated under Section 4.3.1 (i) and (ii) hereof and this Section 4.3.1 (iii) results in a positive Capital Account balance for each Partner equal to the aggregate of such Partner’s Capital Contributions, including such Partners Initial Capital Contributions, Preferred Capital Contribution Amount and Additional Capital Contributions (without taking into account in determining Capital Account balances an amount equal to (x) any income or gain allocated to a Partner under Sections 4.6 and 4.3.1(iv) hereof, minus (y) the sum of distributions under Sections 4.1.1, 4.1.3 and 4.1.4 hereof to such Partner, but only up to an amount of distributions that does not exceed the amount determined under clause (x)); and,

               (iv) Fourth, to the Partners in proportion to their respective Percentages.

         4.3.2 Net Loss. After giving effect to the special allocations set forth in Section 4.4, Section 4.3.3 and Section 4.6, Net Loss of the Company for each fiscal year or other applicable period shall be allocated as follows:

               (i) To the Partners in proportion to their respective Percentages, until the amount of the Capital Account balance of each Fleet Partner is equal to the amount of its Preferred Capital Contribution Amount and the amount of the Capital Account balance of each Advanta Partner is equal to $0.

               (ii) To the Fleet Partners, to the extent of and in proportion to, the remaining positive balance in their respective Capital Accounts; and

               (iii) Thereafter, to the Partners in proportion to their respective Percentages.

               (iv) Notwithstanding Section 4.3.2(i)-(iii) hereof, to the extent any Net Loss allocated to a Partner under Section 4.3.2(i)-(iii) would cause such Partner to have an Adjusted Capital Account Deficit as of the end of the fiscal year to which such Net Loss relates, such Net Loss shall not be allocated to such Partner and instead shall be allocated to other Partners (herein the “Permitted Partners”), if any, having positive Capital Account balances, in proportion to such balances, and thereafter in accordance with the Permitted Partners’ respective economic risk of loss with respect to any indebtedness to which the remaining Net Loss (or any item thereof) is attributable.

          4.3.3 For each fiscal year or other applicable period of the Company, gross income of the Company shall be allocated to the Fleet Partners to the extent of the excess of the cumulative Preferred Return paid to the Fleet Partners for all periods over the cumulative amount of gross income previously allocated to the Fleet Partners pursuant to this Section 4.3.3.

     4.4 Special Allocations. The following special allocations shall be made in the following order:

          4.4.1 Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for any Company fiscal year (except as a result of conversion or refinancing of Company indebtedness, certain capital contributions or revaluation of the Company property as further outlined in Sections 1.704-2(d)(4), (f)(2) or (f)(3) of the Regulations), each Partner shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in Company Minimum Gain. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Regulations. This Section 4.4.1 is intended to comply with the minimum gain chargeback requirement in said Section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 4.4.1 shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

          4.4.2 Minimum Gain Attributable to Partner Nonrecourse Debt. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any fiscal year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain revaluations of Company property (as further outlined in Section 1.704-2(i)(4)of the Regulations), each Partner shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) and (j)(2)of the Regulations. This paragraph 4.4.2 is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 4.4.2 shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

          4.4.3 Qualified Income Offset. In the event a Partner unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. This paragraph 4.4.3 is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

          4.4.4 Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentages.

          4.4.5 Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partner that bears the economic risk of loss for the debt in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Section 1.704-2(b)(4) and (i)(1) of the Regulations).

          4.4.6 Curative Allocations. The Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Company items under Sections 4.3 and 4.4 shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred. This Section 4.4.6 is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith. For purposes hereof, “Regulatory Allocations” shall mean the allocations provided under this Section 4.4 (other than this Section 4.4.6.)

     4.5 Tax Allocations.

          4.5.1 Generally. Subject to Section 4.5.2 and 4.5.3 hereof, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Partners on the same basis as their respective book items.

          4.5.2 Sections 1245/1250 Recapture. If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Sections 1245 and/or 1250 of the Code, shall be allocated away from those Partners who are allocated Affected Gain pursuant to clause (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Sections 1245 and/or 1250 of the Code not applied. For purposes of the prior sentence, each Partner shall be treated as having been allocated depreciation and amortization in the same proportion as such Partner (before, on or after the date of this Agreement), has been allocated any deductions, directly or indirectly, giving rise to the Affected Gain.

          4.5.3 Allocations Respecting Section 704(c) and Revaluations. Notwithstanding Section 4.5.1 hereof, Tax Items with respect to all Company property that is subject to Section 704(c) of the Code and/or Sections 1.704-1(b)(2)(iv)(d) and/or (f) of the Regulations (collectively “Section 704(c) Tax Items”) shall be allocated in accordance with Regulation Section 1.704-3(b).

     4.6 Net Gains from Sales. Net Gains from Sales shall be allocated as follows: A percentage of the Net Gains from Sales shall be allocated to the Advanta Partners and the balance shall be allocated to the Fleet Partners. The percentage referred to in the immediately preceding sentence shall be determined by dividing the amount by which the Company Transferred Liabilities exceeds the federal income tax adjusted basis of the Company Transferred Assets (as such terms are defined in the Contribution Agreement) by the outstanding Company “excess nonrecourse liabilities” (within the meaning of Section 1.752-3(a)(3) of the Regulations) at the end of the fiscal year or at other applicable times (including immediately before a disposition giving rise to Net Gains from Sales) and expressing the resulting decimal as a percentage. The percentage of the Net Gains from Sales allocated to the Advanta Partners, as a group, shall be allocated among them in the same proportion that: (x) the amount by which the Company Transferred Liabilities attributable to the Partner exceeds the federal income tax adjusted basis of the Company Contributed Assets attributable to that Partner bears to (y) the total of such amounts for all Advanta Partners.

     4.7 General.

          4.7.1 If an Interest in the Company is transferred and/or modified in accordance with the provisions of this Agreement, there shall be allocated to each Partner who held the transferred and/or modified Interest in the Company during the fiscal year of the transfer and/or modification the product of (a) the Company’s Net Income or Net Loss allocable to such transferred and/or modified Interest for such fiscal year, and (b) a fraction, the numerator of which is the number of days such Partner held the transferred and/or modified Interest during such fiscal year, and the denominator of which is the total number of days in such fiscal year; provided, however, that if a Partner requests, such Net Income or Net Loss shall be allocated by closing the books of the Company immediately after the transfer and/or modification of an Interest in the Company. Such allocation shall be made without regard to the date, amount or recipient of any distributions which may have been made with respect to such transferred Interest.

          4.7.2 The “excess nonrecourse liabilities” of the Company (within the meaning of Section 1.752-3(a)(3) of the Regulations) shall be allocated to the Partners consistent with their percentages in the Company’s Net Gains from Sales determined under Section 4.6. The Company shall compute the amount of non-recourse liabilities allocable to the Advanta Partners in such manner, and utilizing such convention, so as to maximize the amount of non-recourse liabilities allocable to the Advanta Partners under Section 1.752-3(a)(2) of the Regulations. The Company may rely upon the opinion of recognized tax counsel in making any such allocation, the cost of such tax counsel being borne solely by Advanta.

          4.7.3 The Company shall use commercially reasonable efforts to send a notice to the Advanta Partners on October 30 of each fiscal year (or if the fiscal year does not end on December 31, the last day of the first month of the fourth fiscal quarter), setting forth the amount of the liabilities of the Company that the Company expects will be includible in the income tax basis of each of the Advanta Partners at the close of the current fiscal year of the Company, taking into account the transactions of the Company that occurred or are anticipated to occur, and the liabilities of the Company that were incurred or are anticipated to be incurred, on or before the close of the Company’s current fiscal year. Such notice shall specify the relevant tax character of the liabilities, e.g., nonrecourse liabilities, partner nonrecourse liabilities under Section 752 and the Regulations thereunder, and the provision of the Section 752 Regulations that result in the allocation of such liability or liabilities, or portion thereof, to the Advanta Partners. The Company agrees that, if requested by any Advanta Partner from time to time, the Company will permit the Advanta Partners to guarantee or otherwise assume the risk of loss with respect to indebtedness of the Company, in such amount and pursuant to a guarantee or other agreement in form and substance satisfactory to Advanta, and shall deliver any such guarantees or other agreements to lenders to the Company, as requested by Advanta and upon receipt thereof by the Company, and shall use its reasonable best efforts to cause any such lender to acknowledge such guarantee or other agreement prior to the close of the Company’s taxable year in which any such guarantee is presented to the Company. Advanta agrees to bear any costs incurred by the Company in carrying out its obligations under this Section 4.7.3.

5. SECTION 5 — MANAGEMENT: RIGHTS, POWERS, AND DUTIES

     5.1 General Partner . The Company shall be managed by the General Partner. The General Partner shall have all power and authority to manage the Company for and on behalf of the Partners and shall do all lawful acts and things as are not directed or required to be exercised or done by the Partners under the Act or this Agreement. Approval by or action taken by the General Partner, in accordance with this Agreement, shall constitute approval or action by the Company and shall be binding upon the Partners.

     5.2 Authority of the General Partner. Subject to Section 5.7 hereof, the General Partner shall, in addition to any other power granted to it in this Agreement, have the right, power and authority to take all actions with respect to the operations of the Company.

     5.3 Committees. The General Partner may designate one or more committees. Each committee shall be composed of such number of members as the General Partner may determine. Any committee, to the extent provided by the General Partner, shall have and may exercise all of the power and authority of the General Partner.

     5.4 Meetings and Voting. Any action required or permitted to be taken by the Partners, either at a meeting or otherwise, may be taken without a meeting if the Partners having the requisite numbers of votes to take such action consent thereto in writing. Written notice of any such action taken by written consent of the Partners will be given by the Chief Executive Officer or Secretary of the Company to all Partners promptly after such action has been taken.

     5.5 Executive Officers. The General Partner may appoint employees from nominees of the Fleet Partners to hold the positions of chief executive officer (the “Chief Executive Officer”), chief financial officer, secretary, and one or more vice presidents (each an “Executive Officer”), with such duties as may be established by the General Partner. The Chief Executive Officer, if any, appointed by the General Partner shall conduct the day-to-day affairs of the Company. The General Partner may also appoint officers of the Company and designate the duties to be performed by such officers in accordance herewith.

     5.6 Personal Services. No Partner shall be required to perform services for the Company solely by virtue of being a Partner. Unless approved by the General Partner, no Partner shall be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, a Partner shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

     5.7 Voting Rights of Partners . Notwithstanding any other provisions of this Agreement, each of the following actions by a Partner or by the Company requires the affirmative vote of a majority of the Interests owned by the Advanta Partners, excluding any such action (other than as set forth in Section 5.7.7) with respect to which the Company requests and has received (i) from counsel mutually acceptable to Fleet and Advanta a written opinion that such action will not have an adverse tax effect upon the Advanta Partners and, (ii) from Advanta’s regularly employed accountants, a written opinion that such action will not give rise to any requirement that the Advanta Partners create or increase any reserve (other than a reserve relating to the Book/Tax Differential) for income taxes for financial reporting purposes.

            5.7.1 approving (i) any Additional Capital Contributions, (ii) the admission of any other Partners or (iii) any other act, if any such action would reduce the Percentage owned by the Advanta Partners below one percent in the aggregate;

            5.7.2 reducing the amount of indebtedness of the Company which can be allocated to any Advanta Partner below the amount of such Advanta Partner’s deficit balance in its capital account (as calculated for federal income tax purposes);

            5.7.3 approving any sale, transfer or other disposition of the goodwill, going concern value, or the value attributable to the workforce in place contributed to the LLC (and assumed by the Company) by Advanta or any of its Affiliates (the “Restricted Sale Assets”); provided, however, that the parties agree the Company is permitted to sell, transfer or otherwise dispose of portions of the Restricted Sale Assets if such sales, transfers or other dispositions are in the ordinary course of the Company’s business and would not result in the recognition of gain or income to the Advanta Partners under Section 704(c) of the Code;

            5.7.4 discontinuing the operation of the Advanta Credit Card Business or cause the dissolution of the Company unless prior thereto, the Advanta Partners are offered an opportunity to acquire such Advanta Credit Card Business on terms mutually acceptable to the parties;

            5.7.5 making any election that would result in the Company being taxed as other than a “partnership” for federal income tax purposes, including (but not limited to) electing to be taxed as other than a “partnership” by filing Form 8832, “Entity Classification Election” or making any election inconsistent with Section 4.5.3 hereof;

            5.7.6 for seven years after the Closing Date, making any distribution of Company property (other than money) to any Advanta Partner other than pursuant to the provisions of Section 5.7.4; or

            5.7.7 approving any activities of the Company that are not part of, or incidental to, the business of banking or are not permissible for an operating subsidiary of a national bank.

     5.8 Duties of Parties.

            5.8.1 Each Partner shall devote such time to the business and affairs of the Company as is necessary to carry out the Partner’s duties set forth in this Agreement.

            5.8.2 No Partner shall provide, disclose, or otherwise make available to the Company any Non-Public Information. The Company shall not provide, disclose, or otherwise make available to any Partner any Company Non-Public Information. No Partner shall make available to any other Partner any of its Non-Public Information. The parties hereto each acknowledge and agree that the covenants and restrictions set forth in this Section 5.8.2 are specifically intended to limit the rights of the Partners under Section 7-13-5 of the Act, to the extent allowed by the Act.

            5.8.3 The Partners shall take any action that may be required to ensure that the activities of the Company are limited to activities that are part of, or incidental to, the business of banking and are permissible for an operating subsidiary of a national bank.

6. SECTION 6 — LIABILITY AND INDEMNIFICATION

     6.1 Liability of Partners.

         (a) Except as otherwise provided by the Act, this Agreement or any Transaction Document, Partners shall not be liable, responsible or otherwise accountable for damages to the Company or to any Partner for any action taken or failure to act on behalf of the Company, unless such acts or omissions were fraudulent, in bad faith or a result of wanton or willful misconduct or gross negligence by such Partner. No Limited Partner shall be liable for any of the debts, liabilities or obligations of the Company.

         (b) Except as otherwise expressly required by law, a Partner, in its capacity as such, shall have no liability in respect of any distributions wrongfully distributed to it.

     6.2 Indemnification of Partners. To the extent permitted by law, the Company shall indemnify, defend and hold harmless each Covered Person from and against any and all debts, losses, claims, damages, costs, demands, fines, judgments, contracts (implied and expressed, written and unwritten), penalties, obligations, payments, liabilities of every type and nature (whether known or unknown, fixed or contingent), including, without limitation, those arising out of any lawsuit, action or proceeding (whether brought by a party to this Agreement or by any third party), together with any reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) incurred in connection with the foregoing (including, without limitation, reasonable costs and expenses (collectively “Damages”) incurred in investigating, preparing or defending any pending or threatened lawsuit, action or proceeding) suffered or sustained by him/her by reason of any act, omission or alleged act or omission by him/her arising out of his/her activities on behalf of the Company or in furtherance of the interests of the Company; provided, however, that the acts, omissions or alleged acts or omissions upon which such actual or threatened actions, proceedings or claims are based were performed or omitted in good faith and were not fraudulent, in bad faith or a result of wanton and willful misconduct or gross negligence by such Covered Person; provided, further, that any indemnification for Tax liabilities of the Company or any Partner arising as a result of the transactions set forth in by the Contribution Agreement (and the defense of any such claims) shall be governed solely by Sections 6.4 and 6.5 of this Agreement.

     6.3 Company Indemnity. The Company shall indemnify and hold harmless Fleet, its successors and assigns, from, against and in respect of any and all Damages resulting from or arising out of the liabilities and obligations of the Advanta Credit Card Business assumed by Fleet, the Company and the LLC in connection with the Contribution Agreement. The Company hereby expressly waives any defense to its obligations under this indemnity to the maximum extent permitted by law.

     6.4 Tax Indemnification.

            6.4.1 Except as provided in Section 6.4.2, Advanta and the Advanta Partners shall indemnify, defend and hold harmless each of the Company, Fleet and Fleet’s Affiliates from and against any and all Damages for any Taxes owed by the LLC, the Company, Fleet or Fleet’s Affiliates as a result of taxable income or gain recognized by the LLC, the Company, Fleet or any of Fleet’s Affiliates and produced by the contribution of the Fleet Contributed Assets, the Fleet Transferred Liabilities, the Company Contributed Assets and the Company Transferred Liabilities (as those terms are defined in the Contribution Agreement) to the LLC (or assumed by the Company) regardless of when such Tax is actually assessed.

            6.4.2 Fleet and the Fleet Partners shall indemnify, defend and hold harmless each of the Company, Advanta and Advanta’s Affiliates from and against any and all Damages for any Taxes owed by the LLC, the Company, Advanta or any of Advanta’s Affiliates if Fleet, Fleet’s Affiliates, the LLC, the Company or any other Partner takes any action in violation of Section 5.7 or the last sentence of Section 9.5.3 of this Agreement; provided, however, that the indemnification provided for in this Section 6.4.2 shall not include an indemnification for Damages for Taxes relating to the Book/Tax Differential. The amount of the Taxes for purposes of this Section 6.4.2 shall be computed in the manner set forth in Section 7.2.6, to the extent that such section specifies the procedure for identifying the person that computes the amount of Taxes.

            6.4.3 Payments to any party under Section 6.4 shall be “grossed-up” to take into account the fact that the amounts payable under Section 6.4.1 and 6.4.2, including “grossed-up” payments, are themselves subject to income taxation, so that the net amount remaining after the deduction for all applicable Taxes equals the amount payable under Section 6.4.1 or 6.4.2, as the case may be. The amount of the “gross-up” shall be determined by utilizing the highest statutory marginal income tax rate (federal, state and local, taking into account the deductibility of state and local income taxes for federal income tax purposes) applicable to corporations under the law in effect at the time such payment is includible in the taxable income of the Indemnified Partner (or its Affiliate) without regard to any other items of income, gain, loss, deduction or credit of such Indemnified Partner (or its Affiliate).

     6.5 Indemnification Procedure.

            6.5.1 A party seeking indemnification pursuant to Section 6 (an “Indemnified Partner”) shall give prompt notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, including any claim brought by a third party, in respect of which indemnity may be sought hereunder (a “Claim”) and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). If the Indemnifying Party establishes to the reasonable satisfaction of the Indemnified Partner that the Indemnifying Party has (and will continue to have) adequate financial resources to satisfy and discharge such Claim, the Indemnifying Party shall have the right, exercisable by written notice (the “Notice”) to the Indemnified Partner (which notice shall state that the Indemnifying Party expressly agrees that as between the Indemnifying Party and the Indemnified Partner, the Indemnifying Party shall be solely obligated to satisfy and discharge the Claim) within thirty (30) days of receipt of notice from the Indemnified Partner of the commencement of or assertion of any Claim, to assume the defense of such Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Partner, provided that the Indemnifying Party shall not have the right to assume the defense of a Claim (A) seeking an injunction, restraining order, declaratory relief or other non-monetary relief against the Indemnified Partner (whether or not the Indemnifying Party is also named as a party) or (B) if the named parties to any such action (including any impleaded parties) includes both the Indemnified Partner and the Indemnifying Party and the Indemnified Partner shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Partner which are different from those available to the Indemnifying Party; in which case such Indemnified Partner shall have the right to participate in the defense of a Claim of the type set forth in clause (A) and/or (B) above and all Damages in connection therewith shall be reimbursed by the Indemnifying Party. In addition, if the Indemnifying Party fails to give the

Indemnified Partner the Notice complying with the provisions stated above within the stated time period, the Indemnified Partner shall have the right to assume control of the defense of the Claim and all Damages in connection therewith shall be reimbursed by the Indemnifying Party upon demand of the Indemnified Partner.

            6.5.2 If at any time after the Indemnifying Party assumes the defense of a Claim any of the conditions set forth above are no longer satisfied, the Indemnified Partner shall have the same rights as if clause (A) or (B) above had been satisfied and the Indemnifying Party never assumed the defense of such Claim.

            6.5.3 The Indemnifying Party or the Indemnified Partner, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Claim which the other is defending.

            6.5.4 The Indemnifying Party, if it has assumed the defense of any Claim in accordance with the terms hereof, shall have the right, upon five (5) business days prior written notice to the Indemnified Partner, to consent to the entry of judgment with respect to, or otherwise settle such Claim unless (i) the Claim involves equitable or other non-monetary damages or (ii) in the reasonable judgment of the Indemnified Partner such settlement would have a continuing material adverse effect on the Indemnified Partner’s business (including any material impairment of its relationships with customers and suppliers). In the case of (i) and (ii) above, such settlement only may be made with the written consent of the Indemnified Partner, which consent shall not be unreasonably withheld or delayed. If the Indemnified Partner otherwise assumes the defense of a Claim, it shall have the right to settle such Claim with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

      6.5.5 Whether or not the Indemnifying Party chooses to defend or prosecute any Claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

7. SECTION 7 — TRANSFER OF INTERESTS AND WITHDRAWAL OF PARTNERS

     7.1 Transfer of Partnership Interests Permitted. Subject to any applicable provisions of the Contribution Agreement, a Partner may effect a Transfer of all or any part of its Partnership Rights or any interest in such Partnership Rights to any other Person provided that the Person acquiring such Partnership Rights assumes such Partner’s obligations under this Agreement.

     7.2 Retirement of a Partner. The Company may elect to cause the retirement and withdrawal of the Advanta Partners as Partners of the Company only in accordance with the provisions of this Section 7.2.

      7.2.1 Notice. If the Company elects to cause the retirement and withdrawal of the Advanta Partners as Partners of the Company, the Company shall deliver to Advanta a written notice thereof, specifying that the Company has elected to redeem all (but not less than all) of the Partnership Rights of each of the Advanta Partners in the Company in accordance with the terms hereof. A notice specifying that the Company has elected to redeem the Partnership Rights of the Advanta Partners by distributing the Cash Withdrawal Consideration (as hereinafter defined) may be given by the Company at any time. A notice specifying that the Company has elected to redeem the Partnership Rights of the Advanta Partners by distributing the Property Withdrawal Consideration (as hereinafter defined) may be given to Advanta only after the sixth anniversary of the Closing Date.

      7.2.2 Content of Notice. The notice delivered to Advanta pursuant to Section 7.2.1 shall specify: (i) whether the Company has elected to deliver the Cash Withdrawal Consideration or the Property Withdrawal Consideration; (ii) the value (as of the expected date of the redemption) that the Company has determined for all (but not less than all) of the Partnership Rights of the Advanta Partners (the “Stipulated Value”), provided that only one Stipulated Value shall be specified in the notice; (iii) the date (which may not be fewer than thirty (30) days nor, with respect to a notice in which the Company has elected to deliver the Cash Withdrawal Consideration, more than ninety (90) days after the date that the notice is delivered to Advanta), on which the redemption of the Partnership Rights of the Advanta Partners shall occur (the “Redemption Date”), provided that in no event shall the date on which the redemption of the Partnership Rights of the Advanta Partners occur be less than seven years and one day after the Closing Date in the event the Company has elected to deliver the Property Withdrawal Consideration; and (iv) if the Company has elected to deliver the Property Withdrawal Consideration, the assets and liabilities of the Company proposed to be distributed in redemption of the Partnership Rights of the Advanta Partners. In the case where the Company has elected to distribute the Property Withdrawal Consideration, Advanta shall deliver a notice to the Company within 15 days of receiving the above notice that either (i) the Property Withdrawal Consideration in the above specified notice will satisfy the Tax Requirements (as defined in Section 7.2.5), or (ii) such Property Withdrawal Consideration does not satisfy the Tax Requirements and that an alternative is available (such notice must describe such alternative, in which case, clauses (a) and (b) of Section 7.2.5 shall apply) or (iii) no Property Withdrawal Consideration satisfies the Tax Requirements (in such case, Section 7.2.7 shall apply). For purposes of clause (ii) of the preceding sentence, Advanta may rely on its own tax counsel to make its response under clause (ii) above; provided, however, that if Fleet objects to such tax counsel’s opinion (and written notice of any such objection is provided to the Advanta Partners within 5 days of receiving the Advanta notice in clause (ii) above), the parties shall choose tax counsel mutually acceptable to them (chosen in conformity with the principles governing the selection of the independent firm under Section 7.2.6 hereof) to render the final opinion. If no such notice is delivered within the aforementioned 15-day period, Advanta will be deemed to have delivered the notice described in clause (i) above.

      7.2.3 Determination of Stipulated Value. In the event that Advanta does not agree with the Stipulated Value, Advanta shall deliver a notice to the Company stating its disagreement with the Stipulated Value, in which case the Company and Advanta shall jointly select and retain a mutually acceptable independent nationally recognized investment banking firm for the purpose of determining a fair amount for the Advanta Partners’ Partnership Rights at the expected date of distribution. If the Company and Advanta are not able to agree upon such an investment banking firm within ten (10) days after the delivery of such notice by Advanta, then the independent firm shall be selected by lot after Advanta has eliminated two (2) of the three (3) such firms selected by Fleet and Fleet has eliminated two (2) of the three (3) such firms selected by Advanta; provided, however, Advanta’s regular auditor shall not be one of the three firms selected by Advanta and neither Fleet’s regular auditor nor the Company’s regular auditor shall be one of the three firms selected by Fleet. The Partners and the Company shall use their reasonable best efforts to cause the independent firm to render its decision as soon as is reasonably practicable. All decisions of the independent firm with respect to the value of the Interests shall be final and binding upon the Company and all the Partners and the period within which the redemption must occur shall be extended by the number of days that elapse from the date that Advanta gives its notice hereunder to the date that a decision as to the value is determined, plus ten (10) days. Each of the Advanta Partners, on the one hand, and the Fleet Partners, on the other hand, shall bear 50% of the fees, costs, disbursements and other expenses of the independent firm.

      7.2.4 Conveyance. The Advanta Partners’ Partnership Rights shall be assigned, transferred and conveyed to the Company free and clear of all liens, charges, security interests and other encumbrances whatsoever by the transferring party and the redemption price thereof shall be delivered to the Advanta Partners in proportion to the Advanta Partners’ Percentages.

      7.2.5 Property Withdrawal Consideration. In the event that the Company elects to distribute the Property Withdrawal Consideration, the Company shall distribute property having a value, taking into account liabilities that are transferred to Advanta in connection with the redemption of its Partnership Rights, equal to the Stipulated Value on or about the date of the distribution (determined using the valuation methodology used to set the Stipulated Value in the notice, or under Section 7.2.3, as the case may be). The Property Withdrawal Consideration distributed to the Advanta Partners must consist of assets, subject to liabilities, in such form and amount such that the receipt of the Property Withdrawal Consideration by the Advanta Partners in liquidation of their Partnership Rights will not, as determined in the opinion of tax counsel mutually acceptable to Fleet and Advanta and in the opinion of the accountants regularly employed by Advanta: (i) result in the recognition of taxable gain or gross income by Advanta or its Affiliates (except for taxable gain or gross income relating to the Book/Tax Differential), or (ii) give rise to any requirement to create or increase any reserve for income taxes for financial reporting purposes (other than a reserve relating to the Book/Tax Differential), attributable to the Partnership Rights of the Advanta Partners or the property received in the liquidation of their Interests (clauses (i) and (ii) being referred to as the “Tax Requirements”). The determinations pursuant to the immediately foregoing sentence shall be based on the law and financial reporting requirements in effect on the Closing Date and Advanta shall bear the costs incurred by the Company in securing such opinions. In the case where the Company elects to distribute the Property Withdrawal Consideration, if the applicable provisions of the Code, any successor federal tax statute, or Treasury Regulations thereunder or financial reporting requirements in effect at the time of the redemption are not identical to the law or financial reporting requirements in effect on the Closing Date, then the Company may still distribute the same Property Withdrawal Consideration or distribute the alternative property proposed by Advanta; provided, however, that:

         (a) if a distribution in redemption of the Partnership Rights of the Advanta Partners in the Company could satisfy the Tax Requirements if such redemption occurred more than seven years but less than ten years and one month after the Closing Date (the earliest date on which such distribution could satisfy the Tax Requirements being referred to as the “New Date”), the date on which the Company may make the Property Withdrawal Distribution in redemption of the Advanta Partners’ Partnership Rights may not occur prior to the New Date; or,

         (b) the Company shall structure the redemption so as to satisfy the Tax Requirements on the date of the redemption provided that any such restructuring or alternative distribution shall not have a material adverse effect on the assets, liabilities, financial position, business or results of operations of the Company and its Subsidiaries, taken as a whole, and Advanta shall be liable for the costs of the Company incurred in restructuring the redemption or providing such alternative distribution.

      7.2.6 Cash Withdrawal Consideration. Except as provided in 7.2.7, in the event that the Company elects to deliver the Cash Withdrawal Consideration, the amount payable by the Company shall be equal to (i) the Stipulated Value and (ii) the amount of Taxes required to be paid in respect of income or gain arising out of or attributable to the redemption of the Partnership Rights of the Advanta Partners (computed (A) as if the total Cash Withdrawal Consideration were an amount of cash equal to the Initial Capital Contributions of the Advanta Partners, (B) as if the federal income tax adjusted basis of the Partnership Rights were increased by the Book Tax Differential and (C) by “grossing-up” the payment on account of Taxes to provide for Taxes on the total amount payable hereunder, computed under the principles of Section 6.4.3). The computation of the amount of Taxes required to be paid in respect of income or gain arising out of or attributable to the redemption of the Partnership Rights of the Advanta Partners in the Company shall be determined initially by the accountants regularly employed by Advanta. Advanta shall deliver a description of the accountant’s computation to the Company at least twenty (20) days prior to the Redemption Date. In the event that the Company does not agree with the computation of the amount of Taxes, the Company shall deliver a notice to Advanta stating its disagreement with the computation of the amount of Taxes, in which case the Company and Advanta shall jointly select and retain a mutually acceptable independent nationally recognized accounting firm for the purpose of determining the amount of Taxes. If the Company and Advanta are not able to agree upon such a firm within ten (10) days after the delivery of such notice by the Company, then the independent firm shall be selected by lot after the Company has eliminated two (2) of the three (3) such firms selected by Advanta and Advanta has eliminated two (2) of the three (3) such firms selected by the Company; provided, however, that Advanta’s regular auditor shall not be one of the three firms selected by Advanta and neither Fleet’s regular auditor nor the Company’s regular auditor shall be one of the three firms selected by the Company. Advanta and the Company shall use their reasonable best efforts to cause the independent firm to render its decision as soon as is reasonably practicable. All decisions of the independent firm with respect to the computation of Taxes shall be final and binding upon the Company and Advanta and the period within which the redemption must occur shall be extended by the number of days that elapse from the date that the Company gives its notice hereunder to the date that a decision as to the amount of Taxes is determined, plus ten (10) days. Each of the Advanta Partners, on the one hand, and the Fleet Partners, on the other hand, shall bear 50% of the fees, costs, disbursements and other expenses of the independent firm.

            7.2.7 Inability to Meet Tax Requirements. If, as a result of a change of law occurring after the Closing Date, it would not be possible to meet the Tax Requirements upon delivery of the Property Withdrawal Consideration within ten years and one month after the Closing Date (taking into account clauses (a) and (b) of Section 7.2.5 of this Agreement), then, the Company may, at any time after the seventh anniversary date of the Closing Date, distribute either the Property Withdrawal Consideration or the Cash Withdrawal Consideration. In the event that the Company elects to deliver the Cash Withdrawal Consideration under this Section 7.2.7, the amount payable by the Company shall equal the Stipulated Value on or about the date of distribution (without any adjustment for any Taxes payable by the Advanta Partners with respect to the receipt of the Cash Withdrawal Consideration). For purposes of Section 7.2.7, a change of law shall mean an amendment to the Code or the adoption or amendment of a successor federal tax statute, or the adoption of Treasury Regulations, which change in law would be effective so as to apply to the distribution of the Property Withdrawal Consideration hereunder.

     7.3 Transfers are Void. Any Transfer attempted in violation of the provisions contained in this Section 7 shall be deemed null and void and of no effect, the Company being hereby authorized not to acknowledge and, to the extent applicable, not register the Transfer in the relevant books of the Company. Any Transfer attempted in violation of this Section 7 shall cause the immediate withdrawal of the Partner who attempted to make such Transfer.

8.	SECTION 8 — DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

     8.1 Events of Dissolution. The business of the Company shall be continued by the Partners pursuant to this Agreement and no Partner shall be released or relieved of any duty or obligation hereunder by reason thereof; provided, however, that the business of the Company shall be terminated, its affairs wound up and its property and assets distributed if any of the following occur:

            8.1.1 upon the unanimous written agreement of the Partners;

            8.1.2 upon written notice from any non-defaulting Partner to a defaulting Partner and the other Partners, if any Partner fails to perform any other of its obligations under this Agreement and such failure is not cured within 30 days after such non-defaulting Partner gives written notice thereof to the defaulting Partner;

            8.1.3 upon the occurrence of an Involuntary Withdrawal, unless the remaining Partners, within ninety (90) days after the event or occurrence of the Involuntary Withdrawal, unanimously elect to continue the business of the Company pursuant to the terms of this Agreement and elect a new General Partner which accepts such election;

            8.1.4 upon the expiration of the period fixed for the Company’s duration in Section 2.4 hereof;

            8.1.5 upon the entry of a decree of judicial dissolution under Section 7-16-40 of the Act; or

            8.1.6 upon the sale of all or substantially all of the assets of the Company.

     8.2 Wind-up of Affairs. As expeditiously as possible following the occurrence of an event giving rise to a termination of the business of the Company pursuant to Section 8.1, the General Partner shall wind up the affairs of the Company, liquidate the assets of the Company, and distribute to the Partners all the proceeds of such liquidation in accordance with Section 8.4.

     8.3 Filing of Articles of Dissolution. If the Company is dissolved, the Partners shall promptly file a Certificate of Cancellation of Limited Partnership with the office of the Rhode Island Secretary of State.

     8.4 Distributions in Liquidation. Distributions in connection with the liquidation of the Company shall be made, after establishing a reserve for any contingent liabilities of the Company and after payment of the reasonable expenses incurred in dissolution and termination and payment to creditors of the company (excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of the Company’s property or assets), to the Partners in accordance with the positive balances of their Capital Accounts after Capital Accounts have been adjusted for all contributions, allocations and distributions for all periods.

     8.5 Claims of the Partners. The Partners shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Company or any other Partner or Person. No Partner with a negative balance in such Partner’s Capital Account shall have any obligation to the Company or to the other Partners or to any creditor or other Person to restore such negative balance upon dissolution or termination of the Company or otherwise.

9. SECTION 9 — BOOKS, RECORDS, ACCOUNTING AND CERTAIN OTHER TAX MATTERS.

     9.1 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The General Partner shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

     9.2 Books and Records. During the term of existence of the Company, the General Partner shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. Notwithstanding any provision to the contrary in Section 7-13-5 of the Act, the books and records shall be maintained in accordance with generally accepted accounting principles and shall be available at the Company’s principal office for examination by any Partner or the Partner’s duly authorized representative for any purpose reasonably related to such Partner’s Interest in the Company at any and all reasonable times during normal business hours.

     9.3 Annual Accounting Period. The annual accounting period of the Company shall be selected by the General Partner, subject to the requirements and limitations of applicable law.

     9.4 Reports. The Company shall make available to the Partners within 60 days of the end of each quarter, quarterly unaudited financial statements, and as soon as practicable after the end of the fiscal year of the Company, but in no event later than 120 days thereafter, audited financial statements.

     9.5 Tax Matters.

           9.5.1 The General Partner shall serve as the tax matters partner (the “Tax Matters Partner”) within the meaning of Section 6231 of the Code. Other than as provided in Section 9.5.4, the Tax Matters Partner shall represent the Company on behalf of the Partners in connection with all administrative and judicial proceedings with respect to Company affairs involving or resulting from examinations by any and all federal, state or other tax authorities (including, but not limited to, examinations by the Internal Revenue Service), and may expend Company funds for reasonable professional services and costs in connection therewith as it deems advisable and necessary; provided, however, that, except as otherwise provided in this Agreement or by law, the Tax Matters Partner does not assume any obligations or responsibilities with respect to the foregoing. Any Partner other than the Tax Matters Partner who wishes to participate in the administrative proceedings at the partnership level may do so, but any legal, accounting or other expenses incurred by such Partner in connection therewith shall be borne by such Partner. The Tax Matters Partner shall promptly take such action as may be necessary to cause each Partner to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Partner shall furnish to each Partner a copy of all notices or other written communications received by the Tax Matters Partner from the Internal Revenue Service (except such notices or communications as are sent directly to the Partner by the Internal Revenue Service). The Tax Matters Partner shall give to Partners prompt written notice upon receipt of advice that the Internal Revenue Service or any other taxing authority intends to examine any Company tax return or the books and records of the Company. In acting in its capacity as Tax Matters Partner, Fleet shall at all times act reasonably and in good faith, taking into account the interests of all Partners. The Company and the Partners hereby severally agree to indemnify and hold harmless the Tax Matters Partner from and against any claim, loss, expense, liability, action or damage resulting from its acting or failing to take any action in its capacity as the Tax Matters Partner, provided that any such action or failure to act was not willful misconduct.

          9.5.2 Each of the Partners, on the one hand, and the Company, on the other hand, agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance as is reasonably necessary for the preparation and filing of any return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

          9.5.3 Each tax return and any other statement to be filed by the Company with the Internal Revenue Service or any other taxing authority shall be prepared by the accountants (including outside accountants) for the Company, whose expenses shall be borne by the Company. Draft copies of each such return and statement shall be distributed to the Partners not later than thirty (30) days before the date on which the same is required to be filed. The transactions described in the Contribution Agreement shall be reported by the Company and each Partner in a manner consistent with that agreement and the Company and each Partner shall perform their obligations under Section 6.09 of the Contribution Agreement.

          9.5.4 Except where Fleet and the Fleet Partners are indemnifying Advanta and the Advanta Partners pursuant to the terms of this Agreement or the Contribution Agreement, Advanta shall represent the Company on behalf of the Partners in connection with all administrative and judicial proceedings against the Company involving or resulting from examinations by any and all federal, state or other tax authorities including, but not limited to, examinations by the Internal Revenue Service, produced by the transactions effected by the Contribution Agreement (a “Tax Examination”); provided, however, that all expenses of the Company (including any expense for professional services) relating directly to a Tax Examination in which Advanta is representing the Company shall be borne by Advanta. To the extent that Fleet and the Fleet Partners desire to participate in such examination or proceeding, Fleet and the Fleet Partners shall cooperate fully with Advanta and shall execute any and all consents, waivers or agreements as are reasonably requested by Advanta in connection with any such examination; provided, however, that all expenses (including any expense for professional services) incurred by Fleet relating directly to the Tax Examination shall be borne by Advanta. Advanta shall reimburse the Company and Fleet for any amounts expended by such parties at the time the expenditure is made. Advanta shall have the right to select its professional advisers in connection with any examination involving or relating to the transactions involving the Contribution Agreement.

     9.6 Contingent Distributions.

          (a) Notwithstanding Sections 4 or 8 or any other provision of this Agreement, if (1) the Adjusted Base Operating Earnings (as that term is defined in Section 9.6 (b)), for the years ended December 31, 1998, 1999, 2000, 2001 or 2002 exceed the Target Base Operating Earnings for such year shown in the table set forth below, pro rated for 1998 if the Closing under the Contribution Agreement takes place in 1998 (each such amount, a “Target Earnings”) and (2) the Adjusted Base Operating Earnings for such year equal or exceed the percentage of the Average Managed Assets (as that term is defined below) for such year shown in the table set forth below, then promptly, but in no event later than sixty days after each such December 31, an amount of Distributable Cash Flow shall be paid to the Advanta Partners, in proportion to their respective Percentages, in an aggregate amount equal to the lesser of (i) the excess of the Adjusted Base Operating Earnings for such year over the Target Earnings for such year or (ii) one-third of the sum referred to below in this paragraph (the amount referred to in this clause (ii) is referred to herein as the “Specified Amount”); provided, however, that in no event shall the total amount payable to the Advanta Partners pursuant to this Section 9.6 exceed the sum of (x) one hundred million dollars ($100,000,000) plus (y) any amount by which the Agreed Deficit (as that term is defined in the Contribution Agreement) is reduced pursuant to Section 1.06 of the Contribution Agreement. At any time that any amount payable to the Advanta Partners pursuant ‘ to this Section 9.6 has not been paid in full, no other payments or distributions of Distributable Cash Flow pursuant to Section 4 hereof or distributions under Section 8 hereof shall be made to any other Partner. Any amount not paid to the Advanta Partners when due pursuant to this paragraph shall bear interest until paid at the announced prime rate from time to time of Fleet National Bank (or any successor thereto). Average Managed Assets shall mean (i) the assets of the Company shown on its balance sheet, plus (ii) the average dollar balance of the securitized consumer credit card receivables managed by the Company plus (iii) the average dollar balance of (A) the consumer credit card receivables owned by Fleet or any of its Subsidiaries (excluding the Company) to the extent not shown on the Company’s balance sheet and (B) the securitized consumer credit card receivables managed by Fleet or any of its Subsidiaries. For these purposes, the assets and operations of the Company shall include the assets and operations of the LLC.

     The Target Base Operating Earnings and percentages of Average Managed Assets for each year shall be as follows:

	Target Base	Percentge of Average
	Operating Earnings	Managed Assets
	(in millions)
1998	$303	1.67%
1999	$363	1.87%
2000	$418	2.00%
2001	$427	1.85%
2002	$452	1.80%

          (b) Adjusted Base Operating Earnings shall mean for any particular year the pre-tax Base Operating Earnings for such year and the pre-tax operating earnings of Fleet and its Subsidiaries (other than the Company) from their consumer credit card business, as adjusted pursuant to the following provisions:

               (i) any allocation of overhead expenses and related items shall be made in accordance with allocations made by Fleet to its other Subsidiaries, consistent with past practice, and, in any event, all of such allocations shall be reasonable;

               (ii) the Company shall be deemed to have interest costs on debt for money borrowed, (or the financial equivalent thereof) at the same per annum rate as the borrowing costs charged to Fleet’s Subsidiaries (other than the Company), consistent with past practices; provided, however, that with respect to any FNB Liabilities, CCB Liabilities and Company Transferred Liabilities (as such terms are defined in the Contribution Agreement), the Company shall be deemed to have interest costs equal to the amount of interest actually paid unless such liabilities are refinanced, in which case, the interest costs on such refinanced indebtedness shall be deemed to equal the borrowing costs charged to Fleet’s Subsidiaries (other than the Company), consistent with past practices;

               (iii) in no event shall extraordinary income or losses be included;

               (iv) no additions to, or changes of, loan loss reserves shall be included in the computation;

               (v) no amortization of goodwill or other intangibles shall be included in the computation of Adjusted Base Operating Earnings, except for existing intangible amortization related to Fleet’s credit card business, which existing intangible amortization shall for purposes of this calculation be included in Adjusted Base Operating Earnings;

               (vi) Adjusted Base Operating Earnings will reflect actual charge-offs based on the Company’s charge-off policies in effect from time to time; and

               (vii) securitization income shall be computed on the basis of tax accounting (i.e., debt for tax).

          (c) As promptly as practicable, but in no event later than March 15 of each of the years 1999 through 2003, the Company shall prepare and deliver to Advanta a calculation in reasonable detail of the Adjusted Base Operating Earnings and the Average Managed Assets (the “Calculation”) for the immediately preceding year.

          (d) The Company, Fleet and its Subsidiaries shall permit Advanta and its independent certified public accountants reasonable access upon reasonable notice and during normal business hours to their books, records and employees relating to the consumer credit card business. Advanta shall, within forty-five (45) days after its receipt of the Calculation, advise the Company in writing (an “Objection Notice”) in reasonable detail of the amounts and descriptions of adjustments, if any, which Advanta believes are necessary to be made to the Calculation. In the event that Advanta fails to deliver an Objection Notice within such time period, the Calculation delivered by the Company shall be deemed to be the final Calculation for all purposes of this Agreement.

          (e) In the event that Advanta shall deliver an Objection Notice pursuant to Section 9.6(d), Advanta and the Company shall attempt, in good faith, to resolve their differences within the thirty day period following the receipt by the Company of the Objection Notice. In the event Advanta and the Company are not able to resolve their differences within such thirty day period, but the differences are less than $250,000 in the aggregate, then such differences shall be deemed to be the average of the amounts specified by the Company and Advanta, respectively, and the differences shall be deemed to be resolved. In the event that the Company and Advanta are able to resolve their differences within such thirty day period (including any resolution pursuant to the immediately preceding sentence), the Calculation agreed to by Advanta and the Company pursuant to this Section 9.6(e) shall be deemed to be the final Calculation for all purposes of this Agreement.

          (f) In the event that the Company and Advanta are unable to resolve any differences with respect to a Calculation within such thirty day period, including in the manner set forth in Section 9.6(e) hereof, then the issues remaining unresolved shall be determined by Coopers & Lybrand L.L.P. or another independent accounting firm mutually agreeable to the Company and Advanta if Coopers & Lybrand L.L.P., or its successor, at such time serves as the regular auditor of Fleet, the Company or Advanta (the “Independent Firm”) as follows:

               (1) Within fifteen (15) days following retention of the Independent Firm, the Company and Advanta shall present or cause to be presented the disputed issue or issues that must be resolved with respect to the Calculation.

               (2) The Company and Advanta shall use their commercially reasonable efforts to cause the Independent Firm to render its decision as soon as is reasonably practicable, including, without limitation, prompt compliance with all reasonable requests by the Independent Firm for information, papers, books, records and the like; provided that (i) the Company and Advanta agree that the scope of the retention of the Independent Firm shall be limited to resolving the disputed issues presented to it and matters related thereto and (ii) in no event shall the resolution of any issue be outside the parameters or amounts within which the issues were determined by the Company and Advanta, respectively. All decisions of the Independent Firm with respect to the Calculation shall be final and binding upon Advanta, the Company and the Partners.

          (g) With respect to the performance of their respective functions pursuant to this Section 9.6, (i) the Company shall bear all of the fees, costs, disbursements and other expenses of the preparation of the Calculation pursuant to Section 9.6(c) hereof; (ii) Advanta shall bear all of the fees, costs, disbursements and other expenses of its auditor, and (iii) the Company, on the one hand, and Advanta, on the other hand, shall bear equally all fees, costs, disbursements and other expenses of the Independent Firm.

10. SECTION 10 — MISCELLANEOUS TERMS AND CONDITIONS

     10.1 Dispute Resolution. If a dispute arises between the parties in connection with this Agreement or any document or instrument delivered in connection herewith (except any

Transaction Document, when such agreements contain separate dispute resolution provisions), including, without limitation, an alleged breach of any representation, warranty or covenant herein or therein, or a disagreement regarding the interpretation of any provision hereof or thereof (a “Dispute”), the parties shall use the procedure set forth herein in good faith prior to any party pursuing other available judicial or non-judicial remedies. A meeting shall be held between the parties within ten (10) business days after any party gives written notice of a Dispute to the other party. The meeting shall be attended by a representative of each party having decision making authority regarding the Dispute (subject to Board of Directors, or equivalent approval, if required), to attempt in good faith to negotiate a resolution of the Dispute.

     10.2 Appraisal. Subject to Section 7.2.3, in the event that a determination of the fair market value of the Company’s assets is required for purposes of this Agreement, such value, if not otherwise agreed upon by the Partners, shall be determined by a firm of recognized national standing in appraising chosen by the General Partner in its sole discretion; provided, however; that, without the prior written consent of the Advanta Partners, the firm shall not have been engaged by any Person to do any material work on behalf of the Company, Fleet or any other Affiliate of Fleet for at least twelve months prior to the engagement with respect to the appraisal. Any valuation made pursuant to this Section 10.1 shall be at the sole expense of the Company and shall be submitted to the Partners as promptly as reasonably practicable.

     10.3 Confidentiality. Except as the parties otherwise agree or as set forth in this Agreement or as otherwise required by law or any national securities exchange, each of the Partners agrees to maintain this Agreement, the Transaction Documents and the terms and conditions thereof as confidential for the term of this Agreement and for a period of one year thereafter.

     10.4 Public Announcements. The Partners will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any national securities exchange.

     10.5 Governing Law. This Agreement shall be governed by the laws of the State of Rhode Island, without regard to principles of conflicts of laws applicable therein.

     10.6 Entire Agreement. This Agreement, together with the Schedules hereto and the Transaction Documents, constitutes the entire Agreement between the parties with respect to the subject matter hereof, and it supersedes all prior agreements and understandings between them with respect to such matters.

     10.7 Notices. Any notice, demand, election or communication required, permitted or desired to be given hereunder shall be sent by prepaid registered or certified mail, return receipt requested, or by commercial courier service, or by electronic facsimile (but in the latter instance, also by US mail or by commercial courier service). Notices, demands, elections or communications shall be deemed received on the first to occur of the following: (i) when personally delivered; (ii) when actually delivered by a nationally recognized courier service such as FedEx; or (iii) two (2) business days following the deposit thereof with the US mail. Notices, demands, elections or communication’s sent to any Partners shall be sent to the address given for that Partner on Schedule A, (or to any other address which that Partner may designate to the other Partners and the Company by written notice to the Company). Notices, demands, elections or communications sent to the Company shall be sent to the Company’s principal office.

     10.8 Successors and Assigns. All the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     10.9 Expenses. Except as otherwise agreed to in writing by the Partners, each of the Partners will bear its own costs and expenses, including brokers’ or finders’ fees, if any, incurred in connection with the preparation and execution of this Agreement and the Transaction Documents.

     10.10 Further Assurances. The Partners will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

     10.11 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns, except as set forth in Section 6.2 herein.

     10.12 Amendments. This Agreement shall not be amended or modified except by an instrument in writing signed by all Partners; provided however, that Schedule A to this Agreement shall be deemed amended from time to time to reflect the admission of a new Partner, the withdrawal or resignation of a Partner and the adjustment of the Partnership Interests resulting from any sale, transfer or other disposition of a Partner’s Interest, in each case that is made in accordance with the provisions of this Agreement.

     10.13 Headings. All headings and captions herein are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

     10.14 No Waiver. No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent bleach of default of the same or similar nature. No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     10.15 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts taken together shall constitute one and the same Agreement.

     10.16 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a revision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and be binding upon the parties hereto.

     10.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the Initial Partners of the Company have executed this Agreement as of the day, month and year first above written.

ADVANTA CORP.
By:	/s/ Elizabeth H. Mai
	Name:	Elizabeth H. Mai
	Title:	SVP, Secretary and General Counsel

ADVANTA NATIONAL BANK
By:	/s/ Elizabeth H. Mai
	Name:	Elizabeth H. Mai
	Title:	SVP, Secretary and General Counsel

ADVANTA SERVICE CORP.
By:	/s/ Elizabeth H. Mai
	Name:	Elizabeth H. Mai
	Title:	VP and Secretary

COLORADO CREDIT CARD SERVICE, LLC

By: SERVICE PARTNERS I CORP.

By:	/s/ Elizabeth H. Mai
Name: Elizabeth H. Mai Title: VP and Secretary

By: SERVICE PARTNERS II CORP.

By:	/s/ Elizabeth H. Mai
Name: Elizabeth H. Mai Title: VP and Secretary

FLEET CREDIT CARD HOLDINGS, INC.
By:	/s/ Joseph Saunders
	Name:	Joseph Saunders
	Title:	President

     And solely for purposes of the Tax Indemnification provided in Section 6.4.2 of this Agreement, Fleet Financial Group, Inc. has executed this Agreement as of the day, month and year first written above.

FLEET FINANCIAL GROUP, INC.
By:	/s/ Brian T. Moynihan
	Name:	Brian T. Moynihan
	Title:	Senior Vice President

SCHEDULE A

Limited Partners	Mailing Address For Each	Initial Capital Contribution
Advanta Corp.	P.O. Box 844
Advanta National Bank	Welsh & McKean Roads
Advanta Service Corp.	Springhouse, PA 19477
Colorado Credit Card Services, LLC